Exhibit 99 (a)(1)(D)

Offer to Exchange for Shares

by

WOWJOINT HOLDINGS LIMITED

of

up to 7,700,642 of its Outstanding Warrants

at an Exchange Ratio of 15.9 Warrants for One Share of the Company

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 18, 2012, UNLESS THE TENDER OFFER IS EXTENDED.

March 22, 2012

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer to Exchange, dated March 22, 2012 (the “Offer to Exchange”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Wowjoint Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands and successor to China Fundamental Acquisition Corporation, a Cayman Islands corporation, to the holders of the Company’s issued and outstanding private and public warrants (the “Warrants”) to purchase an aggregate of 7,700,642 shares of the Company, par value $0.001 per share (the “Shares”), to permit, during the Offer Period, the exchange of 15.9 Warrants for one Share.  The “Offer Period” is the period of time commencing on March 22, 2012 and ending at 5:00 p.m. Eastern Time, on April 18, 2012, or such later date to which the Company may extend the Offer (the “Expiration Date”).

NO SCRIP OR FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES.  Holders of warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, receive the number of shares as rounded up to the nearest whole share.

WARRANTS NOT EXCHANGED FOR SHARES SHALL REMAIN SUBJECT TO THEIR ORIGINAL TERMS AND SHALL EXPIRE ON MAY 15, 2012.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EXCHANGE OF THE WARRANTS.  HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and exchanging Warrants of, and for the information of, your clients;

2.	Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer to Exchange), or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and

3.	Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

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Certain conditions to the Offer are described in Sections 1 through 4 of the Offer to Exchange.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on April 18, 2012, unless the Offer is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, as described in the Offer to Exchange) in connection with the solicitation of tenders of Warrants pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

Questions regarding the Offer may be directed to Georgeson Inc., as Information Agent, at 199 Water St., 26th Floor, New York, NY USA 10038-3650, telephone number: (212) 440-9800 (broker and banks) or (866) 767-8986 (toll free) and email BWOW@Georgeson.com).

Very truly yours,

Wowjoint Holdings Limited.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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